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                         [AMERIANA BANCORP LETTERHEAD]



                                           Contact:
                                           Ameriana Bancorp
                                           Jerome J. Gassen, (765) 529-2230
                                           President and Chief Executive Officer



                 AMERIANA BANCORP REPORTS THIRD QUARTER RESULTS


NEW CASTLE, Ind. (October 31, 2006) - Ameriana Bancorp (NASDAQ:ASBI) today announced results for the three and nine months ended September 30, 2006. The Company reported further growth in its loan portfolio during the third quarter as Ameriana continued to reposition its balance sheet to improve the yield on earning assets and expand its role in commercial lending. Concurrent with loan growth, Ameriana also has witnessed ongoing improvement in overall loan quality. Net income for the third quarter of 2006, however, declined from the same period last year primarily because of continued pressure on net interest margin, the write-down of other real estate owned pending its upcoming sale, and higher salaries and employee benefits, particularly as related to the ramp-up in staffing for Ameriana's commercial lending activities.

         Ameriana posted a net loss for the third quarter of $92,000 or $0.03 per diluted share compared with net income of $396,000 or $0.12 per diluted share reported in the same period last year. The loss was due largely to a $175,000 write-down on a partially developed parcel of land carried as other real estate owned. The sale agreement, entered into during the third quarter, is expected to close during the fourth quarter. Net interest income for the quarter declined to $2,157,000 compared with $2,526,000 in the year-earlier period, reflecting the effects of a relatively flat yield curve. In this environment, Ameriana's term deposits have matured and re-priced at higher rates, causing a rise in the Company's cost of funds that outpaced the increase in interest income. This is evidenced by a decline of 39 basis points in the Company's net interest margin to 2.24% for the third quarter of 2006 versus 2.63% for the year-earlier quarter. Ameriana's provision for loan losses totaled $75,000 versus $35,000 in the same period last year. The increase was due to loan growth, offset by a decrease in net charge-offs.

         Commenting on the results, Jerome J. Gassen, President and Chief Executive Officer, said, "There were many positive highlights in our operations for the third quarter, but they could not overcome the write-down of other real estate owned and the impact of the decline in net interest income this quarter. The results also were affected by higher salaries and employee benefits, primarily due to staff recently added in our commercial lending department and trailing costs associated with the closing of our trust department. Additionally, we continue to aggressively pursue our contract claims against RLI Insurance Co., the insurer of a lease pool purchased from Commercial Money Center, Inc.

          "Although conditions remain challenging in the near term, we remain optimistic about the long-term direction of the Company and the new strategies we are pursuing," Gassen continued. "Loans have increased 19% or $39 million over September 30, 2005, due to several initiatives, such as the ramp-up of commercial lending, increased production of first real estate mortgages, and loan purchases, which have yielded these positive results. At the same time, we continue to post


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ASBI Reports Third Quarter Results
Page 2
October 31, 2006

improvements in overall loan quality, with ongoing reductions in the amount of criticized and classified loans. Lastly, our cost of funds, while rising recently, began to stabilize as the third quarter ended, and we now appear to be positioned for improved margins in the future. As we go forward, we expect the positive impact of these factors to be more telling in our financial performance."

         Net income for the first nine months of 2006 declined to $131,000 or $0.04 per share from $1,886,000 or $0.59 per share for the first nine months of 2005, with the year-over-year change reflecting the benefit of significant lease recoveries in the first and second quarters of 2005. Net interest income for the first nine months of 2006 was $6,605,000 versus $7,429,000 in the comparable period last year due to the flattening yield curve and rising short-term interest rates. The provision for loan losses for the first nine months of 2006 was $225,000 versus a credit to the allowance for loan losses of $2,997,000 in the year-earlier period relating to $3,400,000 of lease recoveries in 2005.

         Other income for the third quarter of 2006 was largely unchanged at $959,000 versus $949,000 in the year-earlier period. For the first nine months of 2006, other income declined to $2,895,000 from $3,065,000, primarily because of a gain on the sale of land in the first quarter of 2005. Other expense for the third quarter increased to $3,399,000 from $3,073,000 in the same quarter last year, reflecting primarily the write-down on real estate owned and higher salaries and employee benefits. For the first nine months of 2006, other expense declined to $9,751,000 from $11,311,000 in the first nine months of 2005, reflecting lower pension expense due to a $1,100,000 voluntary pension plan contribution in 2005 and lower legal and professional fees.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

          This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.


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ASBI Reports Third Quarter Results
Page 3
October 31, 2006

                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)

                                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                                               SEPTEMBER 30                    SEPTEMBER 30
                                                       ---------------------------      ---------------------------
                                                           2006           2005              2006           2005
                                                       -----------     -----------      -----------     -----------
Interest income                                        $     5,718     $     5,056      $    16,525     $    14,550
Interest expense                                             3,561           2,530            9,920           7,121
                                                       -----------     -----------      -----------     -----------
Net interest income                                          2,157           2,526            6,605           7,429
Provision (adjustment) for loan losses                          75              35              225          (2,997)
                                                       ------------    -----------      -----------     -----------
Net interest income after provision for loan losses          2,082           2,491            6,380          10,426
Other income                                                   959             949            2,895           3,065
Other expense                                                3,399           3,073            9,751          11,311
                                                       -----------     -----------      -----------     -----------
Income (loss) before income taxes                             (358)            367             (476)          2,180
Income tax expense (benefit)                                  (266)            (29)            (607)            294
                                                       -----------    ------------      -----------     -----------
Net income (loss)                                      $       (92)   $        396      $       131     $     1,886
                                                       ===========    ============      ===========     ===========

Earnings (loss) per share:
   Basic                                               $     (0.03)   $       0.13      $      0.04     $      0.60
                                                       ===========    ============      ===========     ===========
   Diluted                                             $     (0.03)   $       0.12      $      0.04     $      0.59
                                                       ===========    ============      ===========     ===========


Weighted average shares outstanding:
   Basic                                                     3,149           3,161            3,183           3,156
                                                       ===========     ===========      ===========     ===========
   Diluted                                                   3,153           3,173            3,188           3,170
                                                       ===========     ===========      ===========     ===========

Dividends declared per share                           $      0.16     $      0.16      $      0.48     $      0.48
                                                       ===========     ===========      ===========     ===========


                                                                         SEPT. 30          DEC. 31        SEPT. 30
                                                                           2006             2005            2005
                                                                       -----------      -----------     -----------
Total assets                                                           $   478,717      $   449,369     $   442,216
Cash and cash equivalents                                                   12,022           14,270          13,552
Investment securities available for sale                                   170,995          168,686         172,358
Loans, net                                                                 247,744          218,291         209,057
Deposits                                                                   330,592          339,351         323,926
Borrowed funds                                                             101,724           66,889          74,029
Shareholders' equity                                                        34,186           35,657          36,748
Loans accounted for on a non-accrual basis                                   4,648            2,468           2,839
Book value per share                                                         10.93            11.23           11.62